EXHIBIT 23.1






                         INDEPENDENT ACCOUNTANTS' REPORT




To The Board of Directors of Go Online Networks Corporation


     We hereby consent to the use in this Registration Statement on Form SB-2, of our report dated March 15, 2001, except for Note 15 which is as of June 15, 2001, and Notes 1 and 13 which are as of September 10, 2001 relating to the consolidated financial statements of Go Online Networks Corporation and consolidated subsidiaries appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/  Miller and McCollom


MILLER AND MCCOLLOM
Certified Public Accountants


Wheat Ridge, Colorado
January 16, 2002